Exhibit 99.1

Vuzix Reports First Quarter 2022 Results

ROCHESTER, N.Y., May 10, 2022 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or the “Company”), a leading supplier of Smart Glasses and Augmented Reality (AR) technologies and products, today reported its first quarter results for the period ended March 31, 2022.

“The first quarter was a challenging one for many of our customers, suppliers and partners due to a combination of ongoing COVID disruptions and geopolitical tensions in Europe,” said Paul Travers, President and CEO. “These issues generally, and their impact on the timing of certain anticipated customer orders, resulted in first quarter sales falling short of expectations. Despite delays that occurred in the first quarter, we continued to see underlying momentum within our key smart glasses accounts, especially within warehousing and logistics and healthcare. On the OEM side of our business, we are seeing growing demand and follow-on orders from new and existing defense customers and consumer electronic OEMs for head-worn waveguides and displays engines, which should positively impact our second quarter of this year.”

The following table compares condensed elements of the Company’s unaudited summarized Consolidated Statements of Operations data for the three months ended March 31, 2022 and 2021, respectively:

	For 3 Months Ended March 31
	($000s except per share amounts)
	2022	2021
Sales:
Sales of Products	$2,503	$3,805
Sales of Engineering Services	-	110

Total Sales	2,503	3,915

Total Cost of Sales	1,864	2,836

Gross Profit	639	1.080
Gross Profit %	26%	28%

Operating Expenses:
Research and Development	3,103	2,205
Selling and Marketing	2,023	1,303
General and Administrative	5,454	6,028
Depreciation and Amortization	423	517
Loss on Fixed Asset Disposal	-	84
Impairment of Patents and Trademarks	50	28

Total Operating Expenses	11,053	10,166

Loss from Operations	(10,414)	(9,086)

Net Loss	(10,506)	(9,151)

Loss per Common Share	$(0.16)	$(0.17)

First Quarter 2022 Financial Results

For the three months ended March 31, 2022, total revenues decreased by 36% to $2.5 million versus $3.9 million for the comparable period in 2021. The decrease was primarily due to lower sales of Vuzix smart glasses products, which were $1.4 million, or 37% less than the prior comparable period in 2021.

There was an overall gross profit of $0.6 million or 26% of revenues for the three months ended March 31, 2022 as compared to $1.1 million or 28% for the same period in 2021. The decrease was largely due to lower revenue to absorb overheads as compared to the prior year’s period.

Research and Development (R&D) expense was $3.1 million for the three months ended March 31, 2022 compared to $2.2 million for the comparable 2021 period, an increase of approximately 41%. The rise in R&D expense was largely due to increases in external development expenses related to the pending Shield smart glasses and higher salary expenses due to headcount increases.

Selling and Marketing expense was $2.0 million for the three months ended March 31, 2022, versus $1.3 million for the comparable 2021 period, an increase of approximately 55%. The rise was primarily due to new hires resulting in increased salary expenses coupled with higher trade show expenses.

General and Administrative expense for the three months ended March 31, 2022 was $5.5 million versus $6.0 million for the comparable 2021 period, a decrease of approximately 10%. The decline was primarily due to a $0.6 million decrease in non-cash stock-based compensation.

The net loss attributable for the three months ended March 31, 2022 was $10.5 million or $0.16 cents per share versus a net loss of $9.2 million or $0.17 for the same period in 2021.

The net cash operating loss after adding back non-cash items for the first quarter of 2022 was $5.7 million as compared to a loss of $3.8 million for the first quarter of 2021. As of March 31, 2022, the Company maintained cash and cash equivalents of $113.3 million and an overall working capital position of $126.6 million.

Management Outlook

“Our outlook for 2022 remains quite positive despite continuing and challenging supply chain, geopolitical, and economic uncertainties. Adoption of smart glasses over the course of the year is expected to again accelerate with existing customer repeat orders and in some cases we anticipate significant new opportunities from new programs,” said Mr. Travers.

“Over the last year plus, we have invested in our core technology and OEM component platforms. The significant improvements we have made in our waveguide manufacturing quality and performance along with our ability to more easily manufacture in volume at competitive price points, is opening new doors with consumer OEM customers. In addition, with the expiration of our non-compete related to the defense markets occurring this June, we will be able to fully engage with any US or allied defense and homeland defense forces globally,” concluded Mr. Travers.

Conference Call Information

Date: Monday, May 10, 2022

Time: 4:30 p.m. Eastern Time (ET)

Dial-in Number for U.S. & Canadian Callers: 877-709-8150

Dial-in Number for International Callers (Outside of the U.S. & Canada): 201-689-8354

A live and archived webcast of the conference call will be available on the investor relations page of the Company's website at: https://ir.vuzix.com/ or directly at https://event.choruscall.com/mediaframe/webcast.html?webcastid=Sks0BRX8.

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers and Chief Financial Officer Grant Russell, who together will discuss operational and financial highlights for the quarter ended March 31, 2022.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A telephonic replay will be available for 30 days, starting on May 10, 2022, at approximately 5:30 p.m. (ET). To access this replay, please dial 877-660-6853 within the U.S. or Canada, or 201-612-7415 for international callers. The conference replay ID# is 13729447.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 246 patents and patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2022 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK, and Tokyo, Japan. For more information, visit Vuzix website, Twitter and Vuzix website,  Twitter and Facebook pages.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward-looking statements contained in this release relate to, among other things, the timing of new product releases, opportunities related to market disruptions, R&D project successes, smart glasses pilot to roll-out conversion rates, existing and new engineering services and conversion to volume production OEM programs, future operating results, and the Company's leadership in the Smart Glasses and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Investor Relations Contact

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, West Henrietta, NY 14586 USA,

Investor Information – IR@vuzix.com www.vuzix.com